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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PCSupport.com, Inc.

We consent to the incorporation by reference in the registration statement (333-42756) on Form S-8 of PCSupport.com, Inc. of our report dated August 25, 2000, with respect to the consolidated balance sheets as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 2000 and 1999, and for the period from December 10, 1997 (inception) to June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-KSB of PCSupport.com, Inc.


/s/ KPMG LLP
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Vancouver, Canada
September 26, 2000